Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF UNIONBANCAL CORPORATION

        UnionBanCal Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is UnionBanCal Corporation.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 1, 2002.

THIRD: The corporation has not yet received any payment for any of its stock.

FOURTH: Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

FIFTH: The Certificate of Incorporation of the corporation is hereby amended and restated to read in full as follows:

ARTICLE I

        The name of the corporation is UnionBanCal Corporation.

ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

        A.            CLASSES OF STOCK. The total number of shares of all classes of capital stock that the corporation shall have authority to issue is three hundred five million (305,000,000), of which three hundred million (300,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share (the “Common Stock”) and five million (5,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

        B.               PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C.                COMMON STOCK.

        1.        RELATIVE RIGHTS OF PREFERRED STOCK AND COMMON STOCK. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to those that may be fixed with respect to any shares of the Preferred Stock.

        2.        VOTING RIGHTS. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

        3.        DIVIDENDS. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

        4.        DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

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ARTICLE V

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

        A.        Except for Section 2.1 of the Bylaws, relating to the number of directors which shall constitute the whole Board of Directors, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

        B.        Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

        C.        The books of the corporation may be kept at such place within or without the State of Delaware as the Bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VI

        Special meetings of the stockholders of the corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the President and Chief Executive Officer, or the holders of shares representing a majority of the votes entitled to be cast at the meeting.

ARTICLE VII

        A.        LIMITATION ON LIABILITY. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit.

        If the General Corporation Law of the State of Delaware hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

        B.        INDEMNIFICATION. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees or agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification and advancement) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others and subject to the limits on indemnification and advancement provided in Part 359 of Title 12 of the Code of Federal Regulations.

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        C.        REPEAL AND MODIFICATION. Any repeal or modification of the provisions of this Article VII shall not adversely affect any right or protection of any director, officer, employee, agent of the corporation or such other persons to which Delaware law permits the corporation to provide indemnification existing at the time of such repeal or modification.

ARTICLE VIII

        The corporation shall not, without the approval of the holders of at least ninety percent (90%) of the then outstanding shares of Common Stock, be a constituent corporation in a merger pursuant to Section 251, 252, 263 or 264 of the General Corporation Law of the State of Delaware if a constituent corporation, limited liability company or partnership to such merger (each such entity (including the corporation) being a “Constituent Entity”) or its Parent is a Parent of the corporation immediately prior to such merger, in which nonredeemable shares of common stock or other nonredeemable equity interests, respectively, of any Constituent Entity are converted into anything other than nonredeemable shares of common stock or other nonredeemable equity interests of the surviving Constituent Entity or its Parent. For purposes of this Article VIII, a person or entity which owns, directly or indirectly, more than 50% of the aggregate voting power of all outstanding equity interests of an entity is that entity’s “Parent”.

        The provisions of this Article VIII shall not apply to any merger described above in this Article VIII if the Commissioner of Corporations of the State of California (or any successor agency thereto) has approved the terms and conditions of the transaction and the fairness of those terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968 (or any successor provision thereto).

        This Article VIII may be amended only with the approval of the holders of at least ninety percent (90%) of the then outstanding shares of Common Stock.

ARTICLE IX

        The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE X

        Any vacancy on the Board of Directors created by the removal of a director of the corporation may only be filled at a meeting of the stockholders or by an action by the unanimous written consent of the stockholders. The stockholders may elect a director at any time to fill any vacancy created by the removal of a director or a vacancy not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

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SIXTH: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, UnionBanCal Corporation has caused this certificate to be signed by its President and Chief Executive Officer and Secretary this 8th day of September, 2003.

/S/ JOHN H. MCGUCKIN, JR. —————————————————— John H. McGuckin, Jr., President and Chief Executive Officer
/S/ MORRIS W. HIRSCH —————————————————— Morris W. Hirsch, Secretary

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